Appendix A
to the Operating Expenses Limitation Agreement

(as amended on March 9, 2016 to add the Aasgard Dividend Growth Small & Mid-Cap Fund)

Fund and Share Class	Operating Expense Limit
Meydenbauer Dividend Growth Fund - No Load Shares	1.25%
Aasgard Dividend Growth Small & Mid-Cap Fund - No Load Shares	1.25%

ADVISORS SERIES TRUST	COLDSTREAM CAPITAL MANAGEMENT, INC.

By: /s/ Douglas G. Hess	By: /s/ Robert D. Frazier

Print Name: Douglas G. Hess	Print Name: Robert D. Frazier

Title: President	Title: Managing Director